SECOND AMENDMENT
                                to
                         RIGHTS AGREEMENT
                              between
                             ACC CORP.
                                and
                     FIRST UNION NATIONAL BANK


          This Second Amendment (the "Second Amendment") is made as of the 26th day of November, 1997 and amends the Rights Agreement dated as of October 3, 1997 as amended by the Amendment dated as of November 6, 1997 (the "Rights Agreement") between ACC Corp., a Delaware corporation (the "Company"), and First Union National Bank, a North Carolina banking corporation (the "Rights Agent"). All capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Rights Agreement.

          WHEREAS, the Company has entered into an Agreement and Plan of Merger by and among Teleport Communications Group Inc. and its subsidiary TCG Merger Co., Inc., dated as of November 26, 1997;

          WHEREAS, the Company desires in connection with the Merger Agreement to extend the period during which the flip-in provisions of the Rights Agreement are triggered at 7-1/2% and to remove Teleport
Communications Group Inc. from the application of the Rights Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

          1. The Amendment Period as set forth in the Rights Agreement shall mean the period commencing on November 6, 1997 and ending on December 31, 1998.

          2. For the purposes of the Rights Agreement, the merger of a subsidiary of Teleport Communications Group Inc. into the Company and the exchange of all of the shares of Class A Common Stock of the Company for shares of Class A Common Stock of Teleport Communications Group Inc. shall not be deemed to be a Section 13 Event provided that consummation of the Merger Agreement shall remain subject to Section 13(c) of the Rights Agreement.

          3. Except as expressly amended hereby, the Rights Agreement remains in full force and effect as written.

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                               -2-

          IT WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers on the date first above written.


ACC CORP.                        FIRST UNION NATIONAL BANK



By: /s/ Michael R. Daley         By:/s/ Frances S. Beam
   -------------------------        --------------------------
Name: Michael R. Daley           Name: Frances S. Beam
Title: Chief Financial Officer   Title: Vice President